===============================================================================




                        AGREEMENT AND PLAN OF MERGER


                                   among


                           AEROFLEX INCORPORATED


                          TESTCO ACQUISITION CORP.


                                    and


                             IFR SYSTEMS, INC.




                         Dated as of April 13, 2002



===============================================================================


ARTICLE I - THE OFFER..............................................................................2
   Section 1.1       Offer.........................................................................2
   Section 1.2       Company Actions...............................................................3
   Section 1.3       Directors of the Company......................................................5
   Section 1.4       Lender Agreement..............................................................6
   Section 1.5       Grant of Option...............................................................6

ARTICLE II - THE MERGER............................................................................7
   Section 2.1       The Merger....................................................................7
   Section 2.2       Closing.......................................................................7
   Section 2.3       Effective Time................................................................7
   Section 2.4       Effects of the Merger.........................................................7
   Section 2.5       Certificate of Incorporation; By-laws.........................................8
   Section 2.6       Directors; Officers of Surviving Corporation..................................8
   Section 2.7       Conversion of Securities......................................................8
   Section 2.8       Exchange of Certificates......................................................9
   Section 2.9       Appraisal Rights.............................................................10
   Section 2.10      Stock Options................................................................11

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE COMPANY.......................................12
   Section 3.1       Organization, Qualification, Etc.............................................12
   Section 3.2       Capital Stock................................................................13
   Section 3.3       Corporate Authority Relative to this Agreement; No Violation.................14
   Section 3.4       Reports and Financial Statements.............................................15
   Section 3.5       No Undisclosed Liabilities...................................................16
   Section 3.6       No Violation of Law..........................................................17
   Section 3.7       Environmental Matters........................................................17
   Section 3.8       Employee Benefit Plans; ERISA................................................18
   Section 3.9       Absence of Certain Changes or Events.........................................20
   Section 3.10      Litigation...................................................................21
   Section 3.11      Schedule 14D-9; Offer Documents; and Proxy...................................21
   Section 3.12      Intellectual Property........................................................21
   Section 3.13      Tax Matters..................................................................23
   Section 3.14      Opinion of Financial Advisor.................................................24
   Section 3.15      Required Vote of the Company Stockholders....................................25
   Section 3.16      Employment Matters...........................................................25
   Section 3.17      Rights Plan..................................................................25
   Section 3.18      Existing Discussions.........................................................25
   Section 3.19      Loan Discharge Agreement.....................................................25
   Section 3.20      Forbearance Agreement........................................................26

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER...........................26
   Section 4.1       Organization, Qualification, Etc.............................................26
   Section 4.3       Offer Documents; Proxy Statement; Schedule 14D-9.............................27
   Section 4.4       Available Funds..............................................................28



   Section 4.5       Opinion of Financial Advisor.................................................28
   Section 4.7       Reports and Financial Statements.............................................28

ARTICLE V - COVENANTS AND AGREEMENTS..............................................................29
   Section 5.1       Conduct of Business Prior to the Effective Time..............................29
   Section 5.2       Access; Confidentiality......................................................33
   Section 5.3       Special Meeting; Proxy Statement.............................................34
   Section 5.4       Reasonable Best Efforts; Further Assurances..................................35
   Section 5.5       Employee Benefits............................................................36
   Section 5.6       Takeover Statute.............................................................37
   Section 5.7       No Solicitation of the Company...............................................37
   Section 5.8       Public Announcements.........................................................40
   Section 5.9       Indemnification; Insurance...................................................40
   Section 5.10      Disclosure Schedule Supplements; Notice of Certain Matters...................41
   Section 5.11      Year-End Audit...............................................................42
   Section 5.12      Guaranty of Parent...........................................................42

ARTICLE VI - CONDITIONS TO THE MERGER.............................................................42
   Section 6.1       Conditions to Each Party's Obligation to  Effect the Merger..................42

ARTICLE VII - TERMINATION.........................................................................43
   Section 7.1       Termination..................................................................43
   Section 7.2       Effect of Termination........................................................44
   Section 7.3       Termination Fee..............................................................44

ARTICLE VIII - MISCELLANEOUS......................................................................45
   Section 8.1       Survival of Representations and Warranties...................................45
   Section 8.2       Expenses.....................................................................46
   Section 8.3       Counterparts; Effectiveness..................................................46
   Section 8.4       Governing Law; Jurisdiction..................................................46
   Section 8.5       Notices......................................................................46
   Section 8.6       Assignment; Binding Effect...................................................47
   Section 8.8       Enforcement of Agreement.....................................................48
   Section 8.9       Entire Agreement; No Third-Party Beneficiaries...............................48
   Section 8.10      Headings.....................................................................48
   Section 8.11      Additional Definitions.......................................................48
   Section 8.12      Interpretation...............................................................49
   Section 8.13      Finders or Brokers...........................................................50
   Section 8.14      Amendment or Supplement......................................................50
   Section 8.15      Extension of Time, Waiver, Etc...............................................50



                            INDEX OF DEFINED TERMS


 Defined Term                                                                   Section
 ------------                                                                   -------
 Actual Knowledge.............................................................. Article III, Introduction
 Acquisition Agreement......................................................... 5.7(b)
 Acquisition Proposal.......................................................... 5.7(a)
 Affiliates.................................................................... 8.11
 Agent......................................................................... 3.19
 Agreement..................................................................... Introduction
 Budget........................................................................ 5.1, Introduction
 Cash Amount................................................................... 2.10
 CERCLA........................................................................ 3.7(d)
 Certificate of Merger......................................................... 2.3
 Certificate of Ownership and Merger........................................... 2.3
 Certificates.................................................................. 2.8(b)
 Change in Company Recommendation.............................................. 5.7(d)
 Closing....................................................................... 2.2
 Closing Date.................................................................. 2.2
 Code.......................................................................... 2.8(f)
 Company....................................................................... Introduction
 Company Affiliated Group...................................................... 3.13(a)
 Company Agreements............................................................ 3.3(b)
 Company Common Stock.......................................................... Recitals
 Company Disclosure Schedule................................................... Article III, Introduction
 Company Employee.............................................................. 5.5
 Company Option................................................................ 2.10
 Company Option Plans.......................................................... 2.10
 Company Plans................................................................. 3.8(a)
 Company Preferred Stock....................................................... 3.2(a)
 Company Representatives....................................................... 5.7(a)
 Company SEC Reports........................................................... 3.4(e)
 Company Stockholder Approval.................................................. 3.15
 Computer Software............................................................. 3.12(c)
 Confidentiality Agreement..................................................... 5.2(b)
 control....................................................................... 8.11
 Copyrights.................................................................... 3.12(c)
 Credit Agreement.............................................................. 1.4
 DGCL.......................................................................... Recitals
 Dissenting Shares............................................................. 2.9
 Dissenting Stockholders....................................................... 2.9
 Drop Dead Date................................................................ 7.1(b)


 Effective Time................................................................ 2.3
 Environmental Claim........................................................... 3.7(f)(i)
 Environmental Law............................................................. 3.7(f)(ii)
 Environmental Permits......................................................... 3.7(a)
 ERISA......................................................................... 3.8(a)
 ERISA Affiliate............................................................... 3.8(a)
 Exchange Act.................................................................. 1.1(a)
 Exchange Agent................................................................ 2.8(a)
 Forbearance Agreement......................................................... 3.20
 Foreign Plans................................................................. 3.8(a)
 GAAP.......................................................................... 3.4(e)
 Governmental Entity........................................................... 3.3(b)
 Hazardous Materials........................................................... 3.7(f)(iii)
 HSR Act....................................................................... 3.3(b)
 Including..................................................................... 8.11
 Indemnified Parties........................................................... 5.9(a)
 Independent Director Approval................................................. 1.3(c)
 Intellectual Property......................................................... 3.12(c)
 IRS........................................................................... 3.8(b)
 Lenders....................................................................... 1.4
 Lien.......................................................................... 3.1(b)
 Loan.......................................................................... 1.4(b)
 Loan Agreement................................................................ 1.4(b)
 Loan Discharge Agreement...................................................... 1.4(a)
 Material Adverse Effect....................................................... 8.11
 Merger........................................................................ Recitals
 Merger Consideration.......................................................... 2.7(b)
 Minimum Condition............................................................. 1.1(a)
 Offer......................................................................... Recitals
 Offer Documents............................................................... 1.1(b)
 Offer Price................................................................... Recitals
 Offer to Purchase............................................................. 1.1(b)
 Parent........................................................................ Introduction
 Parent and Purchaser Agreements............................................... 4.2(b)
 Patents....................................................................... 3.12(c)
 Payoff Amount................................................................. 1.4
 Person........................................................................ 8.11
 Policies...................................................................... 5.9(c)
 Proxy Statement............................................................... 5.3(a)(ii)
 Purchase Date................................................................. 8.11
 Purchaser..................................................................... Introduction
 Representative................................................................ 5.7(d)
 Regulatory Condition.......................................................... Annex A, Introduction
 Rights........................................................................ 3.2(b)
 Rights Agreement.............................................................. 3.17
 Schedule 14D-9................................................................ 1.2(b)


 Schedule TO........................................................................ 1.1(b)
 SEC................................................................................ 1.1(a)
 Securities Act..................................................................... 3.3(b)
 Shares............................................................................. Recitals
 Special Meeting.................................................................... 5.3a)(i)
 Subsidiaries....................................................................... 8.11
 Superior Proposal.................................................................. 5.7(a)
 Surviving Corporation.............................................................. 2.1
 Tax Return......................................................................... 3.13(d)
 Taxes.............................................................................. 3.13(d)
 Termination Date................................................................... 5.1
 Termination Fee.................................................................... 7.3
 Trademarks......................................................................... 3.12(c)



         AGREEMENT AND PLAN OF MERGER, dated as of April 13, 2002 (the "Agreement"), among AEROFLEX INCORPORATED, a Delaware corporation
("Parent"), TESTCO ACQUISITION CORP., a Delaware corporation (the
"Purchaser"), and IFR SYSTEMS, INC., a Delaware corporation (the "Company").

         WHEREAS, the Boards of Directors of Parent, the Purchaser and the Company deem it advisable and in the best interests of their respective stockholders that Parent acquire the Company upon the terms and subject to the conditions provided for in this Agreement;

         WHEREAS, in furtherance thereof it is proposed that the Purchaser commence a cash tender offer (as it may be amended from time to time as permitted by this Agreement, the "Offer") to purchase all of the issued and outstanding shares of common stock, par value $.01 per share, of the Company (the "Company Common Stock") and the associated Rights (as defined herein; the shares of Company Common Stock and any associated Rights are referred to herein as "Shares"), for $1.35 per Share (such amount or any greater amount per Share paid pursuant to the Offer being hereinafter referred to as the "Offer Price"), subject to applicable withholding Taxes (as defined in Section 3.13 hereof), net to the selling holder of Shares in cash, upon the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, contemporaneously with the execution hereof, the Company and the Lenders (as defined herein) are entering into the Loan Discharge Agreement (as defined herein) in the form of Exhibit A attached hereto and the Company and the Parent are entering into the Loan Agreement (as defined herein) in the form of Exhibit B-1 attached hereto;

         WHEREAS, the Boards of Directors of Parent (on its own behalf and as the sole stockholder of the Purchaser), the Purchaser and the Company have each approved this Agreement and the merger of the Purchaser with and into the Company (the "Merger") in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), and upon the terms and conditions set forth in this Agreement; and

         WHEREAS, the Board of Directors of the Company has approved the Offer and the Merger and resolved to recommend, subject to the provisions contained herein, that holders of Shares tender their Shares pursuant to the Offer and approve and adopt this Agreement and the Merger.

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, the Purchaser and the Company agree as follows:

                           ARTICLE I - THE OFFER

         Section 1.1   Offer.

         (a) Provided that this Agreement shall not have been terminated in accordance with Section 7.1 hereof and none of the events set forth in paragraphs (a) through (k) of Annex A hereto shall have occurred or be existing (and shall not have been waived by the Purchaser), the Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) the Offer as promptly as reasonably practicable after the date hereof. The obligation of the Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject to the satisfaction of the condition that there be validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which represents at least 50.1% of the then outstanding Shares on a fully diluted basis (the "Minimum Condition") and to the satisfaction or waiver by the Purchaser of the other conditions set forth in Annex A hereto. The Company agrees that no Shares held by the Company or any of its Subsidiaries (as defined in Section 8.11 hereof) will be tendered to the Purchaser pursuant to the Offer. The Purchaser expressly reserves the right to waive any of such conditions (other than the Minimum Condition), to increase the price per Share payable in the Offer and to make any other changes in the terms of the Offer; provided, however, that no change may be made without the prior written consent of the Company which decreases the price per Share payable in the Offer, reduces the maximum number of Shares to be purchased in the Offer, changes the form of consideration to be paid in the Offer, modifies or amends any of the conditions set forth in Annex A hereto, imposes conditions to the Offer in addition to the conditions set forth in Annex A hereto, waives the Minimum Condition or makes other changes in the terms and conditions of the Offer that are in any manner adverse to the holders of Shares, requires the consent of the Lenders, or except as provided below, extends the Offer. Subject to the terms of the Offer and this Agreement and the satisfaction or earlier waiver of all the conditions of the Offer set forth in Annex A hereto as of any expiration date of the Offer, the Purchaser shall accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as soon as it is permitted to do so under applicable law. Notwithstanding the foregoing, the Purchaser may, without the consent of the Company, (i) extend the Offer beyond the scheduled expiration date, which shall be 12:00 noon eastern time on the twenty-first (21st) business day following the date of commencement of the Offer, if, at the scheduled expiration of the Offer, any of the conditions to the Purchaser's obligation to accept for payment and to pay for the Shares shall not be satisfied or, to the extent permitted by this Agreement, waived or (ii) extend the Offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer. Any extension of the Offer pursuant to clause (i) of the preceding sentence of this Section 1.1 shall not exceed the lesser of ten business days or such fewer number of days that the Purchaser reasonably believes are necessary to cause the conditions of the Offer set forth in Annex A hereto to be satisfied; provided further, however, that if all of the conditions set forth in Annex A are satisfied at the end of the initial Offer period, except the Minimum Condition, the Purchaser shall extend the Offer for at least three business days. The Purchaser may, in its sole discretion, provide a "subsequent offering period" (as contemplated by Rule 14d-11 under the Exchange Act) of not less than three business days nor more than twenty business days following its acceptance for payment of Shares in the Offer. On or prior to the dates that the Purchaser becomes obligated to accept for payment and pay for Shares pursuant to the Offer, Parent shall provide or cause to be provided to the Purchaser the funds necessary to pay for all Shares that the Purchaser becomes so obligated to accept for payment and pay for pursuant to the Offer. The Offer Price shall, subject to any required withholding of Taxes, be net to the selling holder of shares in cash, upon the terms and subject to the conditions of the Offer.

         (b) On the date of commencement of the Offer, the Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "Schedule TO") with respect to the Offer. The Schedule TO shall contain or incorporate by reference an offer to purchase (the "Offer to Purchase") and forms of the related letter of transmittal and all other ancillary Offer documents (collectively, together with all amendments and supplements thereto, the "Offer Documents"). Parent and the Purchaser shall cause the Offer Documents to be disseminated to the holders of the Shares as and to the extent required by applicable federal securities laws. Parent and the Purchaser, on the one hand, and the Company, on the other hand, will promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and the Purchaser will cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule TO before it is filed with the SEC. In addition, Parent and the Purchaser agree to provide the Company and its counsel with any comments, whether written or oral, that Parent or the Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and to consult with the Company and its counsel prior to responding to any such comments.

         Section 1.2  Company Actions.

          (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Company's Board of Directors, at a meeting duly called and held, has unanimously (i) determined that the terms of the Offer and the Merger are fair to and in the best interests of the stockholders of the Company, (ii) approved this Agreement and approved the transactions contemplated hereby, including the Offer and the Merger and
(iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares to the Purchaser thereunder and approve and adopt this Agreement and the Merger. Subject to Section 5.7, the Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board described in the immediately preceding sentence.

         (b) On the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") which shall contain the recommendation referred to in clause (iii) of Section 1.2(a) hereof. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be disseminated to holders of the Shares as and to the extent required by applicable federal securities laws. The Company, on the one hand, and each of Parent and the Purchaser, on the other hand, will promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect, and the Company will cause the Schedule 14D- 9 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 before it is filed with the SEC. In addition, the Company agrees to provide Parent, the Purchaser and their counsel with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and to consult with Parent, the Purchaser and their counsel prior to responding to any such comments.

         (c) The Company shall promptly furnish the Purchaser with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and non-objecting beneficial owners of Shares. The Company shall furnish the Purchaser with such additional information, including, without limitation, updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance as Parent, the Purchaser or their agents may reasonably require in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and the Purchaser shall hold in confidence the information contained in such labels, listings and files, shall use such information solely in connection with the Offer and the Merger, and, if this Agreement is terminated in accordance with
Section 7.1 or if the Offer is otherwise terminated, shall promptly deliver or cause to be delivered to the Company all copies of such information, labels, listings and files then in their possession or in the possession of their agents or representatives.

         Section 1.3   Directors of the Company.

         (a) Promptly upon the purchase of and payment for Shares by the Purchaser or any of its affiliates pursuant to the Offer, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product obtained by multiplying the total number of directors on such Board (giving effect to the directors designated by Parent pursuant to this sentence) by the percentage that the number of Shares so purchased and paid for bears to the total number of Shares then outstanding. In furtherance thereof, the Company shall, upon request of the Purchaser, promptly exercise its best efforts to secure the resignations of such number of directors as is necessary to enable Parent's designees to be so elected to the Company's Board and, subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, shall cause Parent's designees to be so elected. At such time, the Company shall, if requested by Parent, also cause directors designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors of each committee of the Company's Board of Directors and the Board of Directors of each of the Company's Subsidiaries. Notwithstanding the foregoing, if Shares are purchased pursuant to the Offer, there shall be until the Effective Time at least three members of the Company's Board of Directors who are directors on the date hereof and are not employees of the Company.

         (b) The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under Section 1.3(a), including mailing to stockholders together with the Schedule 14D-9 the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable Parent's designees to be elected to the Company's Board of Directors. Prior to the execution of this Agreement, Parent and the Purchaser will supply the Company and be solely responsible for any information with respect to them and their nominees, officers, directors and affiliates required by such
Section 14(f) and Rule 14f-1.

         (c) Following the election of Parent's designees to the Company's Board of Directors pursuant to this Section 1.3, prior to the Effective Time (i) any amendment or termination of this Agreement by the Company,
(ii) any extension or waiver by the Company of the time for the performance of any of the obligations or other acts of Parent or the Purchaser under this Agreement, or (iii) any waiver of any of the Company's rights hereunder shall, in any such case, require the concurrence of a majority of the directors of the Company then in office who neither were designated by the Purchaser nor are employees of the Company (the "Independent Director Approval").

         Section 1.4  Lender Agreement.

         (a) Simultaneously with the execution and delivery of this Agreement, the Company is entering into an agreement (the "Loan Discharge Agreement") with Bank One, NA, Intrust Bank, N.A., The Bank of Nova Scotia, Harris Trust and Savings Bank, The Royal Bank of Scotland PLC, Union Bank of California, N.A., Lloyds TSB Bank PLC (collectively, the "Lenders") and Parent pursuant to which, simultaneously with the consummation of the Offer, the Company will pay the Lenders the "Payoff Amount" (as defined in the Loan Discharge Agreement) and the Lenders will release all of the Company collateral held by the Lenders under the Amended and Restated Credit Agreement dated March 19, 1998 among the Company and the Lenders, as amended to date (as the same may be amended, restated, supplemented or modified, the "Credit Agreement") and provide a complete release and confirmation of the satisfaction of any and all obligations of the Company and its Subsidiaries under the Credit Agreement and all other obligations due the Lenders under any other agreements, including swap agreements, security instruments, mortgages or any other collateral document. The Loan Discharge Agreement is in the form attached as Exhibit A hereto.

         (b) Simultaneously with the acceptance for purchase by the Purchaser of the Shares tendered in the Offer, if ever, the Parent shall make a secured loan (the "Loan") to the Company in the principal amount of $48.8 million, which amount will be paid over to the Lenders pursuant to the terms of the Loan Discharge Agreement. Pursuant to the Loan Discharge Agreement, the Company shall pay by wire transfer the Payoff Amount to the Lenders in full satisfaction of the Company's obligations under the Loan Discharge Agreement. The promissory note evidencing the Loan and the related security agreement (collectively, the "Loan Agreement") shall each be in the form attached as Exhibit B-1 and B-2 hereto, with such changes thereto as are acceptable to the Company and Purchaser, each in their sole and absolute discretion.

         Section 1.5   Grant of Option

         To the extent permitted by law, rule or regulation, without shareholder approval, the Company hereby grants to Purchaser an option to purchase from the Company such number of Shares as will result in the Purchaser owning 90.1% of the total number of Shares, at a price per Share equal to the Offer Price. Such option shall be exercisable by Parent or any of its Subsidiaries only after the purchase of and payment for Shares pursuant to the Offer as a result of which Parent and its Subsidiaries own beneficially at least a majority of the then outstanding Shares. That portion of the purchase price owing upon exercise of such option which equals the product of (a) the number of Shares purchased pursuant to such option multiplied by (b) the par value per Share shall be paid to the Company in cash by wire transfer or cashier's check, and the balance of the purchase price shall be paid by delivery to the Company of a non-interest bearing unsecured demand note of Parent which note shall provide the Company the right of offset against the Loan, if the note is unpaid when due or the Loan becomes due. Such option may be exercised on two day's written notice given by Purchaser to the Company.

                          ARTICLE II - THE MERGER

         Section 2.1   The Merger.

         Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time the Purchaser shall merge with and into the Company, and the separate corporate existence of the Purchaser shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the "Surviving Corporation"). The Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature and shall be subject to all of the restrictions, disabilities, duties, debts and obligations of the Company and the Purchaser, all as provided in the DGCL.

         Section 2.2   Closing.

         The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI, unless another time or date, or both, are agreed to in writing by the parties hereto. The Closing will be held at the offices of Blau, Kramer, Wactlar & Lieberman, P.C., unless another place is agreed to by the parties hereto.

         Section 2.3   Effective Time.

         Subject to the provisions of this Agreement, on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger in accordance with Section 251 of the DGCL (the "Certificate of Merger") or a certificate of ownership and merger (the "Certificate of Ownership and Merger") in accordance with Section 253 of the DGCL, as applicable, executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL in order to effect the Merger. The Merger shall become effective upon the filing of the Certificate of Merger or Certificate of Ownership and Merger or at such other time as is agreed by the parties hereto and specified in the Certificate of Merger or Certificate of Ownership and Merger (the time at which the Merger becomes fully effective being hereinafter referred to as the "Effective Time").

         Section 2.4   Effects of the Merger.

         The Merger shall have the effects set forth in Section 259 of the DGCL.

         Section 2.5   Certificate of Incorporation; By-laws.

         (a) At the Effective Time, the certificate of incorporation of the Purchaser, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such Certificate of Incorporation.

         (b) At the Effective Time, the by-laws of the Purchaser, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by the DGCL, the certificate of incorporation of the Surviving Corporation and such by-laws.

         Section 2.6   Directors; Officers of Surviving Corporation.

         (a) The directors of the Purchaser at the Effective Time shall be the directors of the Surviving Corporation until their respective successors are duly elected and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

         (b) The officers of the Company at the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly elected and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

         Section 2.7   Conversion of Securities.

         At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of the Purchaser or the
Company:

         (a) Each Share that is owned by Parent, the Purchaser, any of their respective Subsidiaries, or the Company shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

         (b) Each issued and outstanding Share, other than Shares to be cancelled in accordance with Section 2.7(a) and Dissenting Shares (as defined in Section 2.9 hereof), shall automatically be converted into the right to receive the Offer Price in cash (the "Merger Consideration"), payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 2.8, of the certificate that formerly evidenced such Share. All such Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.8; and

         (c) Each issued and outstanding share of common stock, par value $.01 per share, of the Purchaser shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

         Section 2.8   Exchange of Certificates.

         (a) Exchange Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of the Shares (other than Shares held by Parent and its Subsidiaries, the Company and its Subsidiaries, and Dissenting Shares) in connection with the Merger (the "Exchange Agent") to receive in trust the aggregate Merger Consideration to which holders of Shares shall become entitled pursuant to Section 2.7(b). Parent shall deposit such aggregate Merger Consideration with the Exchange Agent promptly following the Effective Time. Such aggregate Merger Consideration shall be invested by the Exchange Agent as directed by Parent or the Surviving Corporation.

         (b) Exchange Procedures. Promptly after the Effective Time, Parent and the Surviving Corporation shall cause to be mailed to each holder of record, as of the Effective Time, of a certificate or certificates, which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"), whose Shares were converted pursuant to Section 2.7(b) into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, properly completed and duly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other Taxes required by reason of the issuance to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration for each Share in cash as contemplated by this Section 2.8.

         (c) Transfer Books; No Further Ownership Rights in the Shares. At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of the Shares on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

         (d) Termination of Fund; No Liability. At any time following the first anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Exchange Agent, and holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Exchange Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (e) Lost, Stolen or Destroyed Certificates. In the event any Certificates for Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate(s) to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate(s), the Exchange Agent will issue the Merger Consideration pursuant to Section 2.8(b) deliverable in respect of the Shares represented by such lost, stolen or destroyed Certificates.

         (f) Withholding Taxes. Parent and the Purchaser shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Offer Price or the Merger Consideration payable to a holder of Shares pursuant to the Offer or the Merger any such amounts as are required under the Internal Revenue Code of 1986, as amended (the "Code"), or any applicable provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent or the Purchaser, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or the Purchaser.

         Section 2.9   Appraisal Rights.

         Notwithstanding anything in this Agreement to the contrary, Shares (the "Dissenting Shares") that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who did not vote in favor of the Merger and who comply with all of the relevant provisions of Section 262 of the DGCL (the "Dissenting Stockholders") shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such Dissenting Stockholders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder's Shares shall thereupon be treated as though such Shares had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each Share without any interest thereon, net of any applicable withholding Taxes. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders' rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment.

         Section 2.10   Stock Options.

         (a) As of the Effective Time, each holder of an option to purchase Shares that has been granted and is outstanding as of the Effective Time (as hereinafter defined) whether or not then exercisable ("Company Option") shall be entitled to receive, as set forth herein, a Cash Amount in respect of such Company Option. As of the Effective Time, each outstanding Company Option issued pursuant to the Company Option Plans (as hereinafter defined) shall automatically be cancelled upon payment of the Cash Amount. For the purposes of this Agreement, "Cash Amount" with respect to a Company Option shall mean the greater of (i) $10.00 or (ii) the product of (A) the excess, if any, of the Merger Consideration over the exercise price per Share of such Company Option and (B) the number of Shares subject to such Company Option and "Company Option Plans" shall mean the Company's 1988 Incentive Stock Option Plan, 1996 Incentive Stock Option Plan, the original and 1992 Amended and Restated Nonqualified Stock Option Plan and the original and 1999 Amended Outside Director Compensation, Stock Option and Retirement Plan.

         (b) The Company will take all necessary and appropriate actions so that all stock option, incentive or other equity-based plans established by the Company or any Company Subsidiary shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Company or any Company Subsidiary shall be deleted, terminated and of no further force or effect as of the Effective Time.

         (c) If and to the extent necessary or required by the terms of the plans governing Company Options or pursuant to the terms of any Company Option granted thereunder, the Company shall use its reasonable best efforts to obtain the consent of each holder of outstanding Company Options to the foregoing treatment of such Company Options.

         (d) The Company shall be entitled to deduct and withhold from the Cash Amount payable to holders of Company Options any amounts as are required under the Code or any applicable provision of state, local or foreign Tax law.


        ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth on the schedule delivered by the Company to Parent prior to the execution and delivery of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and the Purchaser that all of the statements contained in this Article III are true and correct as of the date of this Agreement (or, if made as of a specified date, as of such date), and will be true and correct as of the Closing Date as though made on the Closing Date. Matters disclosed in the Company Disclosure Schedule pursuant to any Section thereof shall be deemed to be disclosed on each of the other Sections of the Company Disclosure to the extent the applicability of the disclosure to such other Section is reasonably inferrable from the disclosure made.

         Section 3.1   Organization, Qualification, Etc.

         (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the corporate power and authority required for it to own its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect (as defined in Section 8.11) on the Company. The Company has delivered or made available to Parent copies of the certificate of incorporation and by-laws of the Company. Such certificate of incorporation and by-laws are complete and correct and in full force and effect, and the Company is not in violation of any of the provisions of its certificate of incorporation or by-laws.

         (b) Each of the Company's Subsidiaries is a corporation or other business entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of the Company's Subsidiaries (i) has the corporate or other organizational power and authority required for it to own its properties and assets and to carry on its business as it is now being conducted and (ii) is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company.
All the outstanding shares of capital stock of, or other ownership interests in, the Company's Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and are owned by the Company or its Subsidiaries, free and clear of all liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a "Lien") except a lien in favor of Lenders. All the outstanding shares of capital stock of, or other ownership interests in, the Company's Subsidiaries are wholly owned by the Company, directly or indirectly. Other than the Subsidiaries listed in Section 3.1 of the Company Disclosure Schedule, there are no Persons (as defined in Section 8.11) in which the Company owns, of record or beneficially, any direct or indirect equity or similar interest or any right (contingent or otherwise) to acquire the same.

         Section 3.2   Capital Stock.

         (a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $.01 per share (the "Company Preferred Stock"). As of April 10, 2002, (i) 8,282,009 shares of Company Common Stock were issued and outstanding; (ii) 1,239,368 shares of Company Common Stock were subject to outstanding options issued under the Company's Option Plans; (iii)
984,241 shares of Company Common Stock were issued and held in the treasury of the Company; and (v) no shares of Company Preferred Stock were issued, outstanding or reserved for issuance. Since April 10, 2002, through the date of this Agreement, (A) no options to purchase shares of Company Common Stock have been granted, (B) no shares of Company Common Stock have been issued other than pursuant to the exercise of options to purchase shares of Company Common Stock outstanding on April 10, 2002 and (C) no shares of
Company Preferred Stock have been issued. Section 3.2(a) of the Company Disclosure Schedule sets forth a complete and correct list, as of April 10, 2002, of all holders of options, restricted stock or other rights to purchase or receive capital stock of the Company under a stock option or other stock based employee or non-employee director benefit plan of the Company or any of its Subsidiaries, including such person's name, the number of options (vested, unvested and total) or other rights held by such person, the date of grant and the exercise price for each such option or right.

         (b) All the outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable. Except as set forth in paragraph (a) above, except for the Company's obligations under the Rights Agreement (as defined in Section 3.17) (including with respect to the common share purchase rights issued or issuable thereunder (the "Rights"), and except for the transactions contemplated by this Agreement,
(1) there are no shares of capital stock of the Company authorized, issued or outstanding, (2) there are no authorized or outstanding options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, and (3) there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or other capital stock of the Company or any Subsidiary or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary (other than a Subsidiary that is wholly owned, directly or indirectly, by the entity obligated to provide such funds) or other entity. No Subsidiary of the Company owns any Shares.

         Section 3.3   Corporate Authority Relative to this Agreement; No
Violation.

         (a) The Company has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and, except for obtaining the Company Stockholder Approval and the filing of the Certificate of Merger or the Certificate of Ownership and Merger, as applicable, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. The Board of Directors of the Company has approved for purposes of Section 203 of the DGCL and Article VII of the Company's certificate of incorporation the entering into by Parent, the Purchaser and the Company of this Agreement and the consummation of the transactions contemplated hereby and has taken all appropriate action so that Section 203 of the DGCL and such Article VII will not be applicable to Parent and the Purchaser by virtue of such actions. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding agreement of Parent and the Purchaser, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

         (b) Except for the filings, permits, authorizations, consents and approvals or as may be required under the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, state securities or blue sky laws, the rules and regulations of the Nasdaq Stock Market or the anti-competition laws or regulations of the European Union or any foreign jurisdiction in which the Company or Parent (directly or through Subsidiaries, in each case) has material assets or conducts material operations, and the filing of the Certificate of Merger or Certificate of Ownership and Merger, as applicable, under the DGCL, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation, by-laws or similar organizational documents of the Company or any of its Subsidiaries, (ii) require any filing by the Company or any of its Subsidiaries with, or permit, authorization, consent or approval of, any federal, regional, state or local court, arbitrator, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether U.S. or foreign (a "Governmental Entity"), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (the "Company Agreements"), except the Credit Agreement, or (iv) violate any order, writ, injunction, decree, judgment, permit, license, ordinance, law, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, permits, authorizations, consents, approvals, violations, breaches or defaults which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company.

         Section 3.4   Reports and Financial Statements.

         The Company has previously furnished or otherwise made available to Parent true and complete copies of:

         (a) the Annual Reports on Form 10-K filed by the Company with the SEC for the fiscal years ended March 31, 2000 and 2001;

         (b) the Quarterly Reports on Form 10-Q filed by the Company with the SEC for the quarters ended June 30, 2001, September 30, 2001 and December 31, 2001;

         (c) each definitive proxy statement filed by the Company with the SEC since April 1, 2000;

         (d) each final prospectus filed by the Company with the SEC since April 1, 2000, except any final prospectus on Form S-8; and

         (e) all Current Reports on Form 8-K filed by the Company with the SEC since January 1, 2000.

As of their respective dates, such reports, proxy statements and prospectuses filed by the Company prior to the date hereof (collectively with, and giving effect to, any amendments, supplements and exhibits thereto filed prior to the date hereof, the "Company SEC Reports") (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder in effect as of the date of filing, and
(ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Report was amended or was superseded by a later filed Company SEC Report, none of the Company SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC. The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Company SEC Reports (including any related notes and schedules) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal recurring year-end adjustments), and in each case were prepared in accordance with accounting principles generally accepted in the United States ("GAAP") consistently applied during the periods involved (except as otherwise disclosed in the notes thereto). Since April 1, 2000, the Company has filed all reports, registration statements and other filings required to be filed by it with the SEC under the rules and regulations of the SEC. The Company represents and warrants to Parent that, as of the respective dates thereof, all reports of the type referred to in this Section 3.4 which the Company files with the SEC on or after the date hereof will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and the unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the results of operations and cash flows or other information included therein for the periods then ended (subject, in the case of the interim financial statements, to normal, recurring year-end adjustments), and will be prepared in each case in accordance with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

         Section 3.5   No Undisclosed Liabilities.

         Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature required to be set forth in a consolidated balance sheet of the Company and its consolidated Subsidiaries under GAAP whether or not accrued, contingent or otherwise, and there is no existing condition, situation or set of circumstances which could be expected to result in such a liability or obligation, except liabilities or obligations (a) reflected in the Company SEC Reports or (b) which were incurred since December 31, 2001 and are set forth on the Company

Disclosure Schedule and which, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on the Company, other than normal and recurring expenses incurred in the ordinary course of business or due to the Lenders.

         Section 3.6   No Violation of Law.

         The businesses of the Company and its Subsidiaries are not being conducted in violation of any order, writ, injunction, decree, judgment, permit, license, ordinance, law, statute, rule or regulation of any Governmental Entity (provided that no representation or warranty is made in this Section 3.6 with respect to Environmental Laws), except (a) as described in the Company SEC Reports, and (b) for violations or possible violations which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company.

         Section 3.7       Environmental Matters.

         (a) Each of the Company and its Subsidiaries has obtained all material licenses, permits, authorizations, approvals and consents from Governmental Entities which are required under any applicable Environmental Law (as hereinafter defined) and necessary for it to carry on its business or operations as now conducted ("Environmental Permits"). Each of such Environmental Permits is in full force and effect, and each of the Company and its Subsidiaries is in material compliance with the terms and conditions of all such Environmental Permits and with all applicable Environmental Laws, except where the failure to have such Environmental Permits or be in compliance would not be reasonably expected to have a Material Adverse Effect on the Company.

          (b) There are no material Environmental Claims (as hereinafter defined) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or, to the knowledge of the Company, for which the Company or any of its Subsidiaries is liable.

         (c) To the knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, threatened release or presence of any Hazardous Material (as hereinafter defined), that could form the basis of any Environmental Claim against the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries is liable.

         (d) To the knowledge of the Company, no site or facility now or previously owned, operated, used or leased by the Company or any of its Subsidiaries is listed or proposed for listing on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations thereunder ("CERCLA") or any comparable foreign laws applicable to the property of the Company or its Subsidiaries.

         (e) No Liens on any property or asset of the Company or its Subsidiaries have arisen under or pursuant to any Environmental Law, and no action of any Governmental Entity has been taken or, to the knowledge of the Company, is in process which could subject any of such properties or assets to such Liens, except as would not individually or in the aggregate have a Material Adverse Effect on the Company.

         (f)      As used in this Agreement:

                  (i) "Environmental Claim" means any claim, action, lawsuit or proceeding by any Person which seeks to impose liability (including, without limitation, liability for investigatory costs, cleanup costs, governmental response costs, natural resources, damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence, or release or threatened release, of any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries, or (B) circumstances which would give rise to any violation, or alleged violation, of any Environmental Law, in each case, except as would not individually or in the aggregate have a Material Adverse Effect on the Company.

                  (ii) "Environmental Law" means any law or order of any Governmental Entity relating to (A) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Materials or (B) the environment or to emissions, discharges, releases or threatened releases of Hazardous Material into the environment.

                  (iii) "Hazardous Materials" means (A) any petroleum or petroleum products, radioactive materials or friable asbestos; (B) any chemicals or other materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "pollutants," contaminants," "infectious wastes," "hazardous chemicals" or "hazardous pollutants," under any Environmental Law; and (C) pesticides.

         Section 3.8       Employee Benefit Plans; ERISA.

         (a) The Company Disclosure Schedule contains a true and complete list of each deferred compensation, incentive compensation or equity compensation plan; "welfare" plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each material employment, consulting, termination or severance agreement; and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of section 4001(b) of ERISA, or to which the Company or an ERISA Affiliate is party, for the benefit of any employee or former employee of the Company or any Subsidiary, including a complete list of Company Plans that are maintained outside the United States primarily for the benefit of persons who are not citizens or residents of the United States, excluding any coverage mandated by applicable foreign law ("Company Plans"). Section 3.8(a) of the Company Disclosure Schedule also sets forth a list of plans maintained outside the United States primarily for the benefit of persons who are not citizens or residents of the United States which provide coverage mandated by applicable foreign law ("Foreign Plans"). The Company and its Subsidiaries do not have any liabilities or obligations with respect to Company Plans or Foreign Plans (whether or not accrued, contingent or otherwise) which are not reflected in the Company SEC Reports to the extent required to be so reflected or that could reasonably be expected to have a Material Adverse Effect on the Company.

         (b) With respect to each Company Plan, the Company has delivered or made available to Parent true and complete copies of the Company Plans and any amendments thereto, any related trust or other funding vehicle, any reports or summaries required under ERISA or the Code and the most recent determination letter received from the Internal Revenue Service (the "IRS") with respect to each Company Plan intended to qualify under Section 401 of the Code.

         (c) No liability under Title IV or section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due), except for any liability that would not reasonably be expected to have a Material Adverse Effect on the Company.

         (d) IFR has no Company Plan that is subject to Sections 312 of the Code or Title IV of ERISA.

         (e) Each Company Plan has been operated and administered in accordance with its terms and applicable law, including but not limited to ERISA and the Code, except as would not be reasonably expected to have a Material Adverse Effect on the Company, and to the knowledge of the Company each Company Plan intended to be "qualified" within the meaning of section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under section 501(a) of the Code.

         (f) No Company Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

         (g) The Company Disclosure Schedule sets forth each Company Plan under which payments may be made that could constitute "excess parachute payments" within the meaning of Section 280G of the Code. The aggregate amount of such excess parachute payments (exclusive of "gross-up payments" for excise tax) shall not exceed the amount set forth in the Company Disclosure Schedule.

         (h) The Company Disclosure Schedule sets forth each Company Plan under which, as a result of the consummation of the Offer or the Merger, either alone or in combination with another event, (A) any current or former employee or officer of the Company or any ERISA Affiliate may become entitled to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (B) the time of payment or the vesting of any compensation due any such employee or officer may become accelerated, or the amount of such compensation may become increased.

         (i) There are no pending or, to the Company's knowledge, threatened, or anticipated claims by or on behalf of any Company Plan, by any employee or beneficiary covered under any such Company Plan, or otherwise involving any such Company Plan (other than routine claims for benefits).

         (j) The Company has complied with all obligations imposed on it by applicable law in connection with each Foreign Plan except where such non-compliance would not be reasonably expected to have a Material Adverse Effect on the Company.

         (k) There are no pending or scheduled audits of any Company Plan or Foreign Plan by any Governmental Entity or any pending or, to the Company's knowledge, threatened claims or penalties resulting from any such audit.

         Section 3.9  Absence of Certain Changes or Events.

         Except as disclosed in the Company SEC Reports, since March 31, 2001, the Company has conducted its business in the ordinary course consistent with past practice and, since such date, there has not occurred:
(i) any change, development, event or other circumstance, situation or state of affairs that has had or could reasonably be expected to have a Material Adverse Effect on the Company; (ii) any damage to, destruction or loss of any asset of the Company or any of its Subsidiaries (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect on the Company; (iii) any material change by the Company in its accounting methods, principles or practices; (iv) any material revaluation by the Company of any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice; (v) any sale of a material amount of assets (tangible or intangible) of the Company or any of its Subsidiaries other than the sale of inventory held for sale in the ordinary course of business; or (vi) any other action or event that would have required the consent of Parent pursuant to Section 5.1 had such action or event occurred after the date of this Agreement.

         Section 3.10   Litigation.

         Except as disclosed in the Company SEC Reports, there are no claims, actions, suits, proceedings, arbitrations or investigations pending (or, to the knowledge of the Company, threatened) against or affecting the Company or its Subsidiaries or any of their respective properties or assets at law or in equity, by or before any Governmental Entity that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

         Section 3.11   Schedule 14D-9; Offer Documents; and Proxy.

         Neither the Schedule 14D-9 nor any information supplied by the Company for inclusion in the Offer Documents will, at the respective times the Schedule 14D- 9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement, if any, will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or will, at the time of the Special Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Special Meeting which shall have become false or misleading in any material respect. The Schedule 14D-9 and the Proxy Statement will, when filed by the Company with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or the Purchaser which is contained in any of the foregoing documents.

         Section 3.12   Intellectual Property.

         (a) Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries own or have, and after the Effective Time will have, valid rights to use all items of Intellectual Property utilized in the conduct of the business of the Company and its Subsidiaries as presently conducted or contemplated to be conducted free and clear of all Liens except liens in favor of the Lenders.

         (b) Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) neither the Company nor any Subsidiary of the Company is in default (or with the giving of notice or lapse of time or both, would be in default) under any license or other grant to use any of the Intellectual Property, (ii) to the knowledge of the Company, such Intellectual Property is not being infringed or violated by any third party, (iii) neither the Company nor any Subsidiary is infringing or violating any Intellectual Property of any third party, and (iv) in the last three years neither the Company nor any Subsidiary has received any written claim or notice of infringement or violation concerning any Intellectual Property from any third party.

         (c) Except as would not individually or in the aggregate have a Material Adverse Effect on the Company, the Company or a Subsidiary is listed in the records of the appropriate United States, state or foreign registry as the sole current owner of record for each Trademark, Domain Name, Patent, and Copyright application and registration owned by the Company or its Subsidiaries.

         (d) Except as would not individually or in the aggregate have a Material Adverse Effect on the Company, the Intellectual Property owned by the Company or any Subsidiary and, to the knowledge of the Company, any Intellectual Property used by the Company or any Subsidiary, is subsisting, in full force and effect, and has not been cancelled, expired, or abandoned, and, to the knowledge of the Company is valid and enforceable.

         (e) Except as would not individually or in the aggregate have a Material Adverse Effect on the Company, no current or former director, officer, or employee of the Company or any Subsidiary (or any of their respective predecessors in interest) will, after giving effect to the transactions contemplated herein, own or retain any rights to use any of the Intellectual Property owned or used by the Company or any Subsidiary.

         (f) As used in this Agreement, "Intellectual Property" means all of the following: (i) U.S. and foreign trademarks, service marks, trade dress, logos, trade names, brand names, corporate names, assumed names, business names and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing (collectively, the "Trademarks"), (ii) Internet domain names ("Domain

Names"), (iii) U.S. and foreign patents, industrial designs, invention disclosures, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like statutory rights related to the foregoing (collectively, the "Patents"), (iv) U.S. and foreign copyrights, and all registrations and applications to register the foregoing (collectively, the "Copyrights"), (v) all categories of trade secrets as defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law, including, but not limited to, business, technical and know-how information (collectively, the "Trade Secrets") (vi) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source or object code form, user interfaces, databases and compilations, including any and all data and collections of data, and all manuals and other specifications and documentation and all know-how relating thereto (collectively, "Computer Software"), (vii) rights of publicity and privacy relating to the use of names, likenesses, voices, signatures and biographical information of real persons, and (ix) all licenses and agreements pursuant to which the Company or any Subsidiary has acquired rights in or to any Trademarks, Domain Names, Patents, Trade Secrets, technology, know-how, Computer Software, rights of publicity or Copyrights, or agreements pursuant to which the Company has licensed or transferred the right to use any of the foregoing.

         Section 3.13  Tax Matters.

         (a) All Tax Returns required to be filed by or on behalf of the Company, to the Company's knowledge, each of its Subsidiaries and to the Company's knowledge each affiliated, combined, consolidated or unitary group of which the Company or any of its Subsidiaries is a member (a "Company Affiliated Group") have been timely filed or requests for extensions have been timely filed and any such extension has been granted and has not expired, and all such filed Tax Returns are complete and accurate in all material respects. All Taxes due and owing by the Company, any Subsidiary of the Company or any Company Affiliated Group have been paid, or adequately reserved for. There is no audit, examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company, any Subsidiary of the Company or any Company Affiliated Group which if determined adversely would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company. All assessments for Taxes due and owing by the Company, any Subsidiary of the Company or any Company Affiliated Group with respect to completed and settled examinations or concluded litigation have been paid, except to the extent any failures to pay would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect on the Company. Section 3.13(a) of the Company Disclosure Schedule sets forth (i) the taxable years of the Company for which the statutes of limitations with respect to U.S. federal income Taxes have not expired or have been extended, and (ii) with respect to federal income Taxes for such years, those years for which examinations have been completed, those years for which examinations are presently being conducted, and those years for which examinations have not yet been initiated. Neither the Company nor any of its Subsidiaries has any liability under any foreign Tax law or under Treasury Regulation Section 1.1502-6 for U.S. federal income Taxes of any Person other than the Company and its Subsidiaries, except as would not be reasonably expected to have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries have complied in all material respects with all rules and regulations relating to the withholding of Taxes, except as would not be reasonably expected to have a Material Adverse Effect on the Company.

          (b) Neither the Company nor any Subsidiary of the Company has (i) entered into a closing agreement or other similar agreement with a taxing authority relating to Taxes of the Company or any Subsidiary of the Company with respect to a taxable period for which the statute of limitations is still open, or (ii) except as set forth on the Disclosure Schedule, with respect to U.S. federal income Taxes, granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any income Tax, in either case, that is still outstanding. There are no Liens relating to Taxes upon the assets of the Company or any Subsidiary of the Company other than Liens relating to Taxes not yet due, Liens for which adequate reserves have been established or Liens not in excess of $100,000 in the aggregate.

         (c) Neither the Company nor any Subsidiary of the Company is a party to or is bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement or practice in respect of Taxes (other than with respect to agreements solely between or among members of the consolidated group of which the Company is the common parent). No consent under Section 341(f) of the Code has been filed with respect to the Company or any Subsidiary of the Company.

         (d) For purposes of this Agreement: (i) "Taxes" means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth, taxes or other charges in the nature of excise, withholding, ad valorem or value added, any license, transfer tax or any other custom, duty, government fee or other like assignment and (ii) "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, and any information return, claim for refund, amended return or declaration of estimated Tax.

         Section 3.14   Opinion of Financial Advisor.

         The Board of Directors of the Company has received the opinion of TM Capital Corp., dated the date of this Agreement, to the effect that, the consideration to be received by the holders of Shares pursuant to this Agreement is fair to such stockholders from a financial point of view.

         Section 3.15   Required Vote of the Company Stockholders.

         The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the "Company Stockholder Approval") is the only vote of the holders of any class or series of the Company's capital stock which is necessary to approve and adopt this Agreement.

         Section 3.16   Employment Matters.

         Neither the Company nor any of its Subsidiaries has experienced any work stoppages, strikes, collective labor grievances, other collective bargaining disputes or claims of unfair labor practices in the last year. There is no organizational effort presently being made or, to the knowledge of the Company, threatened by or on behalf of any labor union with respect to employees of the Company or any of its Subsidiaries.

         Section 3.17   Rights Plan.

         The Board of Directors of the Company has amended the Rights Agreement, dated as of February 28, 1999 between the Company and Harris Trust & Savings Bank (the "Rights Agreement") to provide that so long as this Agreement has not been terminated pursuant to Section 7.1, a Distribution Date (as such term is defined in the Rights Agreement) shall not occur or be deemed to occur, and neither Parent nor the Purchaser shall become an Acquiring Person (as such term is defined in the Rights Agreement), as a result of the execution, delivery or performance of this Agreement, the announcement, making or consummation of the Offer, the acquisition of Shares pursuant to the Offer or the Merger, the consummation of the Merger or any other transaction contemplated by this Agreement.

         Section 3.18   Existing Discussions.

         As of the date hereof, the Company has terminated and is no longer engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal (as defined in Section 5.7) or any other substantially similar proposal.

         Section 3.19   Loan Discharge Agreement.

         The Loan Discharge Agreement has been duly and validly executed by the Company and the Lenders and constitutes a valid and binding agreement of the Company enforceable against the Lenders in accordance with its terms. Upon receipt by Bank One, NA (the "Agent"), of the Payoff Amount, the Lenders will have no remaining liens, claims, pledges, encumbrances, rights, titles or interests in any of the Collateral (as defined in the Credit Agreement) securing the Secured Obligations (as defined in the Credit Agreement) or any other assets of the Company or its Subsidiaries.

         Section 3.20   Forbearance Agreement.

         The Forbearance Agreement and Amendment No. 7 to the Credit Agreement dated as of December 21, 2001, by and among the Company, the Lenders and the Agent (as the same may be amended, restated supplemented or modified from time to time, the "Forbearance Agreement"), has been duly and validly executed by the Company, the Agent and the Lenders and constitutes a valid and binding agreement of the Company enforceable against the Agent and the Lenders in accordance with its terms.


  ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

         Except as set forth on the schedule delivered by Parent to the Company prior to the execution of this Agreement. Parent and the Purchaser jointly and severally represent and warrant to the Company as set forth below:

         Section 4.1  Organization, Qualification, Etc.

         Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority and all governmental approvals required for it to own its properties and assets and to carry on its business as it is now being conducted or presently proposed to be conducted. Each of Parent and the Purchaser is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Parent or delay consummation of the transactions contemplated by this Agreement or otherwise prevent Parent or the Purchaser from performing its obligations hereunder. The Purchaser is a wholly owned Subsidiary of Parent.

         Section 4.2  Corporate Authority Relative to this Agreement; No
Violation.

         (a) Each of Parent and the Purchaser has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of each of Parent and the Purchaser. Parent, as the sole stockholder of the Purchaser, has duly and validly approved and adopted this Agreement. Other than the filing of the Certificate of Merger no other corporate proceedings on the part of Parent or the Purchaser (including their respective stockholders) are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and the Purchaser and, assuming this Agreement constitutes a valid and binding agreement of the Company, constitutes a valid and binding agreement of each of Parent and the Purchaser, enforceable against each of Parent and the Purchaser in accordance with its terms.

         (b) Except for the filings, permits, authorizations, consents and approvals as may be required under the Exchange Act, or the anti-competition laws or regulations of the European Union or any foreign jurisdiction in which the Company or Parent (directly or through Subsidiaries, in each case) has material assets or conducts material operations and the filing of the merger certificate under the DGCL, none of the execution, delivery or performance of this Agreement by Parent or the Purchaser, the consummation by Parent or the Purchaser of the transactions contemplated hereby or compliance by Parent or the Purchaser with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the articles of incorporation or by-laws of Parent or the certificate of incorporation, by-laws or similar organizational documents of any of its Subsidiaries, including the Purchaser, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound (the "Parent and Purchaser Agreements"), or (iv) violate any order, writ, injunction, decree, judgment, permit, license, ordinance, law, statute, rule or regulation applicable to Parent, any of its Subsidiaries or any of their respective properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on Parent.

         Section 4.3   Offer Documents; Proxy Statement; Schedule 14D-9.

         Neither the Offer Documents nor any information supplied by Parent or the Purchaser for inclusion in the Schedule 14D-9 will, at the time the Offer Documents, the Schedule 14D-9, or any amendments or supplements thereto, are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The information supplied by Parent for inclusion in the Proxy

Statement, if any, will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, or shall, at the time of the Special Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Special Meeting which shall have become false or misleading. Notwithstanding the foregoing, Parent and the Purchaser make no representation or warranty with respect to any information supplied by or on behalf of the Company which is contained in any of the Offer Documents, the Proxy Statement or any amendment or supplement thereto. The Offer Documents shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

         Section 4.4   Available Funds.

         Parent has available sufficient funds to purchase all of the Shares outstanding on a fully diluted basis at the Offer Price to pay the aggregate Merger Consideration pursuant to the Merger, and to make the Loan.

         Section 4.5  Opinion of Financial Advisor.

         The Board of Directors of Parent has received the opinion of C. E. Unterberg Towbin, dated the date of this Agreement, substantially to the effect that the consideration to be offered by Parent in the Offer and the Merger, taken together, is fair to Parent from a financial point of view.

         Section 4.6  Purchaser's Operations.

         Purchaser was formed solely for the purpose of engaging in the Offer and the Merger and has not engaged in any business activities or conducted any operations other than in connection therewith.

         Section 4.7  Reports and Financial Statements

         Parent has previously furnished or otherwise made available to the Company true and complete copies of:

         (a) the Annual Reports on Form 10-K filed by Parent with the SEC for the fiscal years ended June 30, 2000 and 2001;

         (b) the Quarterly Reports on Form 10-Q filed by Parent with the SEC for the quarters ended September 30, 2001 and December 31, 2001;

         (c) each definitive proxy statement filed by Parent with the SEC since July 1, 2000;

         (d) each final prospectus filed by Parent with the SEC since July 1, 2000, except any final prospectus on Form S-8; and

         (e) all Current Reports on Form 8-K filed by Parent with the SEC since January 1, 2000.

As of their respective dates, such reports, proxy statements and prospectuses filed by Parent prior to the date hereof (collectively with, and giving effect to, any amendments, supplements and exhibits thereto filed prior to the date hereof, "Parent SEC Reports") (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder in effect as of the date of filing, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Parent SEC Report was amended or was superseded by a later filed Parent SEC Report, none of the Parent SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Parent's Subsidiaries is required to file any forms, reports or other documents with the SEC. The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Parent SEC Reports (including any related notes and schedules) fairly present in all material respects the consolidated financial position of the Parent and its consolidated Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal recurring year-end adjustments), and in each case were prepared in accordance with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto). Since July 1, 2000, Parent has filed all reports, registration statements and other filings required to be filed by it with the SEC under the rules and regulations of the SEC. Parent represents and warrants to the Company that, as of the respective dates thereof, all reports of the type referred to in this Section 4.7 which Parent files with the SEC on or after the date hereof will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and the unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the results of operations and cash flows or other information included therein for the periods then ended (subject, in the case of the interim financial statements, to normal, recurring year-end adjustments), and will be prepared in each case in accordance with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

                    ARTICLE V - COVENANTS AND AGREEMENTS

         Section 5.1  Conduct of Business Prior to the Effective Time.

         (a) The Company agrees that, from and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the "Termination Date"), and except as may be otherwise agreed in writing by Parent, as may be expressly permitted pursuant to this Agreement, as set forth in the $2.8 million capital expenditure budget for the Company's fiscal year ending March 31, 2003 (the "Budget") or as set forth in Section 5.1 of the Company Disclosure Schedule:

                           (i) the business of the Company and each
                  Subsidiary shall be conducted only in the usual, regular and ordinary course and substantially in the same manner as heretofore conducted, and each of the Company and its Subsidiaries shall use its reasonable best efforts to preserve its business organization intact, keep available the services of its current officers and employees and maintain its existing relations with franchisees, customers, suppliers, creditors, business partners and others having business dealings with it (provided that the Parent and Purchaser acknowledge that the Company is in breach of the Credit Agreement and will be in breach of the Credit Agreement at the Effective Time), to the end that the goodwill and ongoing business of each of them shall be unimpaired at the Effective Time;

                           (ii) neither the Company nor any Subsidiary
                  shall: (A) amend its certificate of incorporation or by-laws or similar organizational documents, (B) issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of its capital stock or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock, other than Shares reserved for issuance on the date hereof pursuant to the exercise of Company Options outstanding on the date hereof, (C) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any shares of any class or series of its capital stock (other than a cash dividend paid by a Subsidiary of the Company to the Company or another wholly-owned subsidiary of the Company) (D) split, combine or reclassify any shares of any class or series of its stock; (E) redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares; or (F) amend the Rights Agreement in any respect.

                           (iii) neither the Company nor any Subsidiary
                  shall modify, amend or terminate any material Company Agreement or waive, release or assign any material rights or claims;

                           (iv) neither the Company nor any Subsidiary
                  shall: (A) incur or assume any long-term or short-term indebtedness; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (C) make any loans, advances or capital contributions to, or investments in, any other Person (other than to, from, or in wholly owned Subsidiaries of the Company); (D) enter into any material commitment or transaction (including, but not limited to, any capital expenditure or purchase, sale or lease of assets or real estate), except in the ordinary course of business and as set forth in the Budget; or (E) incur or modify the terms of any indebtedness or other liability (other than trade payables or the lease of the premises located at South Leg Ground Floor, "B" Building, BAE Systems, West Hanningfield Road, Great Baddow, Chelmsford, England arising in the ordinary course of business); provided that the Company and Purchaser may enter into the Loan Agreement, the Forbearance Agreement and the Lender Discharge Agreement;

                           (v) neither the Company nor any Subsidiary shall
                  transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets other than in the ordinary and usual course of business and consistent with past practice;

                           (vi) except as otherwise specifically provided
                  in this Agreement, (A) make any change in the compensation payable or to become payable (1) to (x) any of its officers or directors, or (y) employees, agents or consultants or to Persons providing management services, in each case earning in excess of $50,000 per annum, except as expressly required by any agreement now in effect; or (2) other than in the ordinary course of business, to any such employees, agents or consultants or to Persons providing management services, in each case earning $50,000 or less per annum; or (B) enter into or amend any employment, severance, consulting, termination or other agreement or employee benefit plan or make any loans to any of its officers, directors, employees, Affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements or programs for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise;

                           (vii) except as otherwise specifically
                  contemplated by this Agreement, pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or Affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officer, director, employee or Affiliate of the Company of any amount relating to unused vacation days, except payments and accruals made in the ordinary course of business consistent with past practice, adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant, whether past or present other than in accordance with employee benefit plans, agreements, or arrangements as in effect on the date hereof, except payments made in the ordinary course of business consistent with past practice, or amend in any respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

                           (viii) neither the Company nor any Subsidiary
                  shall permit any of its properties or assets to fail to be covered by insurance policies reflecting coverage that is consistent with prudent industry practice;

                           (ix) neither the Company nor any Subsidiary
                  shall pay, repurchase, discharge or satisfy any of its claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business and other than the payment to Lenders of amounts due under Amendment No. 2 to the Forbearance Agreement and Amendment No. 9 to the Credit Agreement as set forth on the Company Disclosure Schedule, payments to Argus Management Corporation and payment of reasonable fees and expenses to Foulston Siefkin LLP and TM Capital Corp. related to the transactions contemplated herein;

                           (x) neither the Company nor any Subsidiary will
                  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Subsidiary (other than the Merger);

                           (xi) neither the Company nor any Subsidiary will
                  (i) change any of the accounting methods used by it unless required by GAAP or (ii) make any material election relating to Taxes, change any material election relating to Taxes already made, adopt any material accounting method relating to Taxes, change any material accounting method relating to Taxes unless required by GAAP, enter into any closing agreement relating to Taxes, settle any claim or assessment relating to Taxes or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment or file any amended Tax Return or claim for refund, except, provided that in each case the Company has afforded the Parent an opportunity for review
                  (i) the Company may settle its existing IRS examination adjustments and, in connection therewith enter into a Closing Agreement, if required, and (ii) the Company may file amended tax returns to carry back its 2002 net operating loss and to further carryback other losses and adjustments resulting from such carryback;

                           (xii) neither the Company nor any Company
                  Subsidiary will take, or agree to commit to take, any action that would or is reasonably likely to result in
                  (A) any representation or warranty in Article III hereof being untrue or incorrect in any material respect, or (B) any of the conditions to the Offer set forth in Annex A hereto or any of the conditions to the Merger set forth in Article VI hereof not being satisfied, except as may otherwise be permitted under section 5.7 hereof;

                           (xiii) the Company shall not alter, amend or
                  waive, or consent or agree to any alteration, amendment or waiver of, any provision of the Loan Discharge Agreement, the Credit Agreement, the Forbearance Agreement, or any other agreement or instrument executed in connection therewith; or

                           (xiv) neither the Company nor any if its
                  Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

         (b) Parent agrees that, from and after the date hereof and prior to the earlier of the Effective Time and the Termination Date, and except as may be agreed in writing by the Company or as may be permitted pursuant to this Agreement, Parent shall not, and shall not permit any of its Subsidiaries to (i) agree, in writing or otherwise, to take any action which would result in any of the conditions to the Offer set forth in Annex A hereto or any of the conditions to the Merger set forth in Article VI hereof not being satisfied or (ii) delay the consummation of the Offer, including by application of Rule 14e-5 under the Exchange Act.

         Section 5.2  Access; Confidentiality.

         (a) Except as limited by the terms of any confidentiality agreement or provision in effect on the date of this Agreement, the Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other authorized representatives of Parent reasonable access during normal business hours upon reasonable notice, throughout the period prior to the earlier of the Effective Time or the Termination Date, to its properties, offices, facilities, employees, contracts, commitments, books and records (including but not limited to Tax Returns and supporting work papers) and any report, schedule or other document filed or received by it pursuant to the requirements of federal or state securities laws and shall (and shall cause each of its Subsidiaries to) furnish to Parent such additional financial and operating data and Tax and other information as to its and its Subsidiaries' respective businesses and properties as Parent may from time to time reasonably request. Parent and the Purchaser will use their best efforts to minimize any disruption to the businesses of the Company and its Subsidiaries which may result from the requests for data and information hereunder. The Company shall use its best efforts to obtain the waiver of any confidentiality agreements restricting Parent and Purchaser's access to information. No investigation pursuant to this Section 5.2(a) shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

         (b) Parent will hold any information provided under this Section
5.2 that is non-public in confidence to the extent required by, and in accordance with, the provisions of the letter dated January 22, 2002, between Parent and the Company (the "Confidentiality Agreement").

         Section 5.3  Special Meeting; Proxy Statement.

         (a) Following the purchase of Shares pursuant to the Offer, if required by applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law:

                  (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") for the purposes of considering and taking action upon the approval and adoption of this Agreement; and

                  (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with Parent, respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendments or supplements thereto (the "Proxy Statement") to be mailed to its stockholders at the earliest practicable date, provided that no amendments or supplements to the Proxy Statement will be made by the Company without consultation with Parent and its counsel.

         (b) Parent shall vote, or cause to be voted, all of the Shares acquired in the Offer or otherwise then owned by it, the Purchaser or any of Parent's other Subsidiaries in favor of the approval and adoption of this Agreement.

         (c) Notwithstanding the provisions of paragraphs (a) and (b) above, in the event that Parent, the Purchaser and any other Subsidiaries of Parent shall acquire in the aggregate at least 90% of the outstanding shares of each class of capital stock of the Company pursuant to the Offer or otherwise, the parties hereto shall, subject to Article VI hereof, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

         Section 5.4  Reasonable Best Efforts; Further Assurances.

       (a) Subject to the terms and conditions of this Agreement and applicable law, each of the parties shall act in good faith and use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as practicable. Without limiting the foregoing, the parties shall (and shall cause their respective Subsidiaries, and use reasonable best efforts to cause their respective affiliates, directors, officers, employees, agents, attorneys, accountants and representatives,
to) (i) consult and cooperate with and provide assistance to each other in the preparation and filing with the SEC of the Offer Documents, the
Schedule 14D-9, the preliminary Proxy Statement and the Proxy Statement and all necessary amendments or supplements thereto; (ii) obtain all consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications or other permissions or actions by, and give all necessary notices to, and make all filings with and applications and submissions to, any Governmental Entity or other Person necessary in connection with the consummation of the transactions contemplated by this Agreement as soon as reasonably practicable; and (iii) provide all such information concerning such party, its Subsidiaries and its officers, directors, employees, partners and affiliates as may be necessary or reasonably requested in connection with any of the foregoing. Notwithstanding the foregoing, or any other covenant herein contained, in connection with the receipt of any necessary approvals under any applicable competition or anti-trust statute, rule or regulation, foreign or domestic, or anti-trust statute, rule or regulation, foreign or domestic, neither the Company nor any Company

Subsidiary shall be entitled to divest or hold separate or otherwise take or commit to take any action that limits Parent's or Purchaser's freedom of action with respect of, or their ability to retain, the Company or any of its Subsidiaries or any material portions thereof or any of the businesses, product lines, properties or assets of the Company or any of its Subsidiaries, without Parent's prior written consent. Prior to making any application to or filing with a Governmental Entity or other entity in connection with this Agreement, each party shall provide the other party with drafts thereof and afford the other party a reasonable opportunity to comment on such drafts.

       (b) Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require Parent, Purchaser or the Company to commence any litigation against any entity in order to facilitate the consummation of the Offer and the Merger or to defend against any litigation brought by any Governmental Entity seeking to prevent the consummation thereof.

       (c) The Company, Parent and the Purchaser shall keep the other reasonably apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent, the Purchaser or the Company, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to the transactions contemplated by this Agreement.

         Section 5.5  Employee Benefits.

         (a) Each person who is an employee or former employee of the Company or its Subsidiaries immediately prior to the Purchase Date (a "Company Employee") shall, without duplication of benefits, be given credit for all service with the Company or any of its Subsidiaries (and service credited by the Company or any of its Subsidiaries) prior to the Purchase Date, using the same methodology utilized by the Company as of immediately before the Purchase Date for crediting service and determining levels of benefits, under (i) all employee benefit plans, programs and arrangements maintained by or contributed to by Parent and its Subsidiaries (including, without limitation, the Company and the Surviving Corporation) in which such Company Employees become participants for purposes of eligibility to participate, vesting and determination of level of benefits (excluding, however, benefit accrual under any defined benefit plans), and (ii) for purposes of calculating the amount of each Company Employee's severance benefits, if any. Parent, the Company and the Surviving Company shall (x) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees under any welfare benefit plans that such Company Employees may be eligible to participate in after the Purchase Date, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Purchase Date under any welfare benefit plan maintained for the Company Employees immediately prior to the Purchase Date, and (y) provide each Company Employee with credit for any co-payments and deductibles paid prior to the Purchase Date in satisfying any applicable annual deductible or out-of-pocket requirements under any welfare plans that such Company Employees are eligible to participate in after the Purchase Date.

         (b) Parent and the Company shall take all such steps as may be required to cause the transactions contemplated by Section 2.10 and any other dispositions of the Company equity securities (including derivative securities) or acquisitions of Parent equity securities (including derivative securities) in connection with this Agreement by each individual who (i) is a director or officer of the Company or (ii) at the Effective Time, will become a director or officer of Parent, to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

         Section 5.6  Takeover Statute.

         Notwithstanding any other provision in this Agreement, in no event shall the approval of the Offer and the Merger resulting in the inapplicability of Section 203 of the DGCL be withdrawn, revoked or modified by the Company's Board of Directors. If any other "fair price," "moratorium," "control share acquisition" or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company, Parent and the Purchaser and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

         Section 5.7  No Solicitation of the Company

         (a) The Company shall not, and shall cause each of its Subsidiaries, and the Representatives (as hereinafter defined) of the Company and its Subsidiaries, not to, directly or indirectly:

                  (i) initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information or assistance) any inquiries or expressions of interest or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, (x) a proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase directly or indirectly (including by way of lease, exchange, sale, mortgage, pledge, tender offer, exchange offer or otherwise, as may be applicable) of 10% or more of the assets of or equity interests (in economic or voting power) in the Company or any of its Subsidiaries, in each case, other than a proposal or offer made by Parent or an affiliate thereof, (y) a breach of this Agreement (including the conditions to the Offer set forth in Annex A hereto) or any interference with the completion of the Offer or the Merger, or
         (z) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing (any of the foregoing inquiries, expressions of interest, proposals or offers being hereinafter referred to as an "Acquisition Proposal");

                  (ii) have any discussions with or provide any nonpublic information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal;

                  (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal; or

                  (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement (other than a confidentiality agreement to the extent permitted by Section 5.7(b)); or

                  (v) agree to do any of the foregoing related to any Acquisition Proposal.

         (b) Notwithstanding the foregoing, Company and the Board of Directors shall be permitted to (A) to the extent applicable, comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal or make any disclosures as to factual matters that are required by applicable law or which the Board of Directors, after consultation with outside counsel, determines in good faith is required in the exercise of its fiduciary duties under applicable law, (B) effect a Change in Company Recommendation (as hereinafter defined) or (C) engage in any discussions or negotiations with, or provide nonpublic information or data to, any person in response to an unsolicited bona fide written Acquisition Proposal by any such person first made after the date of this Agreement, if and only to the extent that, in any such case referred to in clause (B) or (C):

                  (i) the Purchaser's acquisition of Shares pursuant to the Offer shall not have occurred;

                  (ii) the Company has complied in all material respects with this Section 5.7;

                  (iii) the Board of Directors of the Company, after consultation with outside counsel, determines in good faith that such action is required in the exercise of its fiduciary duties under applicable law;

                  (iv) in the case of clause (B) above, (I) if the Company has received an unsolicited bona fide written Acquisition Proposal from a third party, the Board of Directors of the Company concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal (as hereinafter defined) after giving effect to all of the adjustments which may be offered by Parent pursuant to clause (III) below, (II) it has notified Parent, at least three business days in advance, of its intention to effect a Change in Company Recommendation, specifying the material terms and conditions of any such Superior Proposal and furnishing to Parent a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents and (III) prior to effecting such a Change in Company Recommendation, it has, and has caused its financial and legal advisors to, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement as would enable it to proceed with the Offer and the Merger and the other transactions contemplated hereby without violating its fiduciary duties under applicable law;

                  (v) in the case of clause (C) above, the Company Board of Directors concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal constitutes a Superior Proposal, and prior to providing any nonpublic information or data to any person in connection with Acquisition Proposal, the Board of Directors receives from such person an executed confidentiality agreement having provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement; and

                  (vi) the Company immediately (and in any event prior to providing any nonpublic information or data to any person or entering into discussions or negotiations with any person) notifies Parent of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the identity of such person and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). The Company agrees that it will advise Parent of any developments (including any changes in such terms and conditions) with respect to such inquiries, proposals or offers as promptly as practicable after the occurrence thereof.

         (c) The Company agrees that it will immediately cease and cause its Subsidiaries, and its and their Representatives, to cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal, and shall use its reasonable best efforts to cause any such third parties in possession of nonpublic information about it or any of its Subsidiaries that was furnished by or on its behalf in connection with any of the foregoing to return or destroy all such information in the possession of any such third party or in the possession of any Representative of any such third party, and it will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition Proposal.

         (d) Any disclosure (other than a "stop, look and listen" or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) made pursuant to clause (A) of Section 5.7(b) shall be deemed to be a Change in Company Recommendation unless the Board of Directors expressly reaffirms the Company Recommendation in such disclosure.

         As used herein, "Representative" means, with respect to any person, any officer, director, employee, affiliate, agent, representative or advisor, including any investment banker, attorney or accountant retained by such person or any of its Subsidiaries.

         As used herein, a "Change in Company Recommendation" means (x) any withdrawal, modification or qualification (or proposal to withdraw, modify or qualify) in any manner adverse to Parent the recommendation by the Company Board of Directors or any committee thereof of the Offer, the Merger or this Agreement, or (y) any other action or other statement made by the Company Board of Directors inconsistent with such recommendation.

         As used herein, "Superior Proposal" means an unsolicited bona fide written Acquisition Proposal which the Board of Directors concludes in good faith, after consultation with its financial advisors and legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) is more favorable to the stockholders of Company, from a financial point of view, than the transactions contemplated by this Agreement, (ii) is not subject to any financing contingencies, (iii) is from a person that a nationally recognized investment bank advises in writing is financially capable of consummating such proposal, and (iv) is not subject to any condition the fulfillment of which, in the good faith judgment of the Company Board of Directors, is not highly probable; provided that, for purposes of this definition, "Acquisition Proposal" shall be deemed to refer only to a transaction involving voting securities of Company and the reference to "10% or more" in the definition of "Acquisition Proposal" shall be deemed to be a reference to "a majority."

         Section 5.8  Public Announcements.

         Parent and the Company agree that neither one of them will issue any press release or otherwise make any public statement or respond to any press inquiry with respect to this Agreement or the transactions contemplated hereby without the prior approval of the other party (which approval will not be unreasonably withheld or delayed), except as may be required by applicable law or the rules of any stock exchange on which such party's securities are listed.

         Section 5.9  Indemnification; Insurance.

         (a) For a three year period from and after the Effective Time,

Parent will indemnify and hold harmless each present and former director and officer of the Company and its Subsidiaries (the "Indemnified Parties"), against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, by reason of the fact that such individual is or was a director, officer, employee or agent of the Company or any of its Subsidiaries, or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the purchase of Shares in the Offer, to the fullest extent permitted under applicable law, and Parent shall also advance fees and expenses (including attorneys' fees) as incurred to the fullest extent permitted under applicable law.

         (b) The certificate of incorporation of the Company shall, from and after the Purchase Date, and the certificate of incorporation of the Surviving Corporation shall, from and after the Effective Time, contain provisions no less favorable with respect to indemnification than are set forth as of the date of this Agreement in Article V of the certificate of incorporation of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of three years from the Purchase Date in any manner that would adversely affect the rights thereunder of individuals who at the Purchase Date were directors, officers or employees of the Company; provided that nothing contained herein shall limit Parent's ability to merge the Company into Parent or any of its Subsidiaries or otherwise eliminate the Company's corporate existence.

         (c) For three years from the Effective Time, Parent shall maintain in effect the Company's and its Subsidiaries' current directors' and officers' liability insurance policy (the "Policies") covering those persons who are currently covered by the Policies; provided, however, that in no event shall Parent be required to expend in any one year an amount in excess of the amount on Schedule 5.9 for such insurance, and, provided, further, that if the annual premiums of such insurance coverage exceeds such amount, Parent shall be obligated to obtain policies with the greatest coverage available for a cost not exceeding such amount; and provided, further, that Parent may meet its obligations under this paragraph by covering the above persons under Parent's insurance policy or other substitute policies on the terms described above that expressly provide coverage for any acts which are covered by the existing Policies of the Company and its Subsidiaries.

         (d) Nothing in this Agreement is intended to, shall be construed to, or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or any of their respective officers, directors or employees, it being understood and agreed that the indemnification provided for in this Section 5.9 is not prior to or in substitution for any such claims under such policies.

         Section 5.10  Disclosure Schedule Supplements; Notice of Certain
Matters.

         (a) From time to time after the date of this Agreement and prior to the Effective Time, the Company will promptly supplement or amend the Company Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or which is necessary to correct any information in a schedule or in any representation and warranty of the Company which has been rendered inaccurate thereby in any material respect; provided, however, that the Company may not update Section 5.1 of the Company Disclosure Schedule. For purposes of determining the accuracy of the representations and warranties of the Company contained in this Agreement in order to determine the fulfillment of the conditions set forth in clause
(f) of Annex A, the Company Disclosure Schedule shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.

         (b) The Company shall give prompt notice to Parent, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, and (ii) any material failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         Section 5.11  Year-End Audit.

         The Company shall retain Ernst & Young LLP as its independent public accountants for the purpose of conducting an audit of the Company's financial results for its fiscal year ended March 31, 2002. The Company shall take all commercially reasonable actions necessary to expedite the completion of such audit on or before May 17, 2002.

         Section 5.12  Guaranty of Parent.

         Parent hereby unconditionally and irrevocably guarantees the due and punctual performance and observance by the Purchaser of all covenants, agreements and conditions on its part to be performed and observed under this Agreement. Parent hereby agrees to comply with, and be bound by, this Agreement.

                   ARTICLE VI - CONDITIONS TO THE MERGER

         Section 6.1  Conditions to Each Party's Obligation to Effect the
Merger.

         The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

         (a) The Company Stockholder Approval shall have been obtained, if required by applicable law.

         (b) No statute, rule, regulation, executive order, decree, ruling or permanent injunction shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits the consummation of the Merger substantially on the terms contemplated hereby or has the effect of making the acquisition of Shares by Parent or the Purchaser or any affiliate of either of them illegal.

         (c) Parent or the Purchaser or any affiliate of either of them shall have purchased Shares pursuant to the Offer.


                         ARTICLE VII - TERMINATION

         Section 7.1  Termination.

         This Agreement may be terminated and the other transactions contemplated herein abandoned at any time prior to the Effective Time, whether before or after obtaining the Company Stockholder Approval:

         (a) by the mutual written consent of the Company (including, from and after the Purchase Date, the Independent Director Approval contemplated by Section 1.3(c)), Parent and the Purchaser;

         (b) by either Parent or the Company if (i) (1) the Offer shall have expired without any Shares being purchased pursuant thereto, or (2) the Offer has not been consummated on or before August 30, 2002 (the "Drop Dead Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement or the Offer has been the cause of, or resulted in, the failure of the Shares to have been purchased pursuant to the Offer; (ii) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Offer or the Merger substantially on the terms contemplated hereby; or (iii) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger substantially on the terms contemplated hereby and such order, decree, ruling or injunction shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall have used its reasonable best efforts to remove such order, decree, ruling or injunction and shall not be in violation of Section 5.4;

         (c) by Parent, if due to an occurrence or circumstance, other than as a result of a breach by Parent or the Purchaser of its obligations hereunder or under the Offer, resulting in a failure to satisfy any condition set forth in Annex A hereto, the Purchaser shall have (i) failed to commence the Offer within 30 days following the date of this Agreement, or (ii) terminated the Offer without having accepted any Shares for payment thereunder;

         (d) by the Company, upon approval of its Board of Directors, if
(i) the Purchaser shall have failed to commence the Offer within 15 days following the date of this Agreement; provided, that none of the events set forth in Annex A shall have occurred; (ii) Purchaser shall have terminated the Offer without having accepted any Shares for payment thereunder, other than as a result of a breach by the Company of its obligations hereunder, that would result in a failure to satisfy any of the conditions set forth in Annex A hereto; or (iii) the representations and warranties of Purchaser and Parent set forth in Section 4.2, 4.3 and 4.4 of this Agreement shall not be true and correct in all material respects, in each case, as if such representations or warranties were made as of the date of the Agreement (except to the extent such representations and warranties speak as of a specific date or as of the date hereof, in which case such representations and warranties shall not be so true and correct or true and correct in all material respects, as the case may be, as of such specific date or as of the date hereof, respectively); provided, that in the event of a breach of the representations and warranties contained in Section 4.3, Parent and Purchaser shall have ten business days to remedy such breach.

         (e) by the Company, in accordance with Section 5.7(b); provided, that such termination shall not be effective unless and until the Company shall have paid to Parent the Termination Fee described in Section 7.3 hereof and shall have complied with the provisions of Section 5.7.

         Section 7.2  Effect of Termination.

         In the event of termination of this Agreement pursuant to Section 7.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall terminate and be of no further force and effect (except for the provisions of Sections 5.2, 5.8, 7.3 and 8.2 in the case of termination of this Agreement at any time, and Section 5.5 in the case of a termination following the purchase of Shares pursuant to the Offer), and there shall be no other liability on the part of Parent, the Purchaser or the Company or their respective officers or directors except liability arising out of a willful breach of this Agreement. In the event of termination of this Agreement pursuant to Section 7.1 prior to the expiration of the Offer, Parent and the Purchaser will promptly terminate the Offer upon such termination of this Agreement without the purchase of Shares thereunder.

         Section 7.3       Termination Fee.

         In the event that this Agreement shall have been terminated (i) pursuant to Section 7.1(c) as a result of the failure of the condition of the Offer set forth in paragraph (e) of Annex A hereto; (ii) pursuant to
Section 7.1(e); (iii) as a result of the failure to satisfy the Minimum Condition to the Offer and prior to such termination, an Acquisition Proposal shall have been publicly announced; or (iv) pursuant to Section 7.1(b)(i)(1) or (2) and, prior to such termination, an Acquisition Proposal shall have been publicly announced, the Company shall immediately pay Parent a fee equal to $2.5 million, plus all reasonable and documented expenses of Parent and Purchaser incurred in connection with the transactions contemplated by this Agreement in an amount not to exceed $500,000 (the "Termination Fee"), payable by wire transfer of immediately available funds, the receipt of which by Parent in the case of termination pursuant to Section 7.1(e), shall be a condition to the effectiveness of such termination; provided, however, that no such payment pursuant to clauses (iii) or (iv) of this Section 7.3 shall be required if, within five business days after the public announcement of such Acquisition Proposal or communication of the Acquisition Proposal to the Company's Board of Directors, the Board of Directors (A) determines that such Acquisition Proposal does not constitute a Superior Proposal, (B) so notifies, in writing, Parent and the person or persons that made the Acquisition Proposal and (C) in the case of any Acquisition Proposal that has been publicly disclosed, within three business days thereafter files with the SEC, and mails to Company's stockholders, a supplement to the Company's
Schedule 14D-9 describing such determination and reaffirming the Company recommendation of the Offer and the Merger; provided, further, however, if, at any time prior to the first anniversary of such termination, Company or any of its Subsidiaries enters into a definitive agreement in respect of, or approves or recommends, an Acquisition Proposal, or agrees or resolves to do any of the foregoing, Company shall pay to Parent the Termination Fee not later than the date of consummation of the transaction relating to an Acquisition Proposal. The Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and the Purchaser would not enter into this Agreement; accordingly, if the Company fails to pay the amount due pursuant to this Section 7.3, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fee set forth in this Section 7.3, the Company shall pay to Parent its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

                        ARTICLE VIII - MISCELLANEOUS

         Section 8.1  Survival of Representations and Warranties.

         None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

         Section 8.2  Expenses.

         Except as otherwise expressly contemplated by this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

         Section 8.3  Counterparts; Effectiveness.

         This Agreement may be executed in two or more separate counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by each of the other parties hereto.

         Section 8.4  Governing Law; Jurisdiction

         This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any state or federal court within the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

         Section 8.5  Notices.

         All notices and other communications hereunder shall be in writing (including telecopy or similar writing) and shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 8.5 and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section 8.5:

         To Parent or the Purchaser:

         Aeroflex Incorporated
         35 South Service Road
         Plainview, New York 11803
         Telecopy: (516) 694-4823
         copy to:

         Blau, Kramer, Wactlar & Lieberman, P.C.
         100 Jericho Quadrangle
         Jericho, New York 11753
         Attention: Nancy D. Lieberman, Esq.
         Telecopy: (516) 822-4824

         Skadden, Arps, Slate, Meagher & Flom LLP
         Four Times Square
         New York, New York 10036-6522
         Attention:  Blaine Fogg,  Esq.
                     Richard Grossman, Esq.
         Telecopy:  (212) 735-2000

         To the Company:

         IFR Systems, Inc.
         10200 West York Street
         Wichita, Kansas 67215
         Attention:  Jeffrey Bloomer
         Telecopy:  (316) 522-3022

         copy to:

         Foulston Siefkin LLP
         100 N. Broadway, suite 700
         Wichita, Kansas 67202
         Attention:  Harvey R. Sorensen, Esq.
         Telecopy:  (316) 267-6345

         Section 8.6  Assignment; Binding Effect.

         Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Purchaser may assign, in its sole discretion, all or any of its rights and interests hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent, provided that no such assignment shall relieve the Purchaser of its obligations hereunder if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment not permitted under this Section 8.6 shall be null and void.

         Section 8.7  Severability.

         Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

         Section 8.8  Enforcement of Agreement.

         The parties hereto agree that money damages or other remedy at law would not be sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including, without limitation, specific performance, without bond or other security being required.

         Section 8.9  Entire Agreement; No Third-Party Beneficiaries.

         This Agreement together with the Disclosure Schedules and exhibits hereto constitutes the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and except for the provisions of Section 5.9 hereof, is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

         Section 8.10  Headings.

         Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

         Section 8.11  Additional Definitions.

         For the purposes of this Agreement, except as otherwise expressly provided or unless the context clearly otherwise requires:

         "affiliates" shall mean, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in the definition of "affiliates," "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

         "knowledge of the Company" or any similar statement, means the knowledge of the officers of the Company and its Subsidiaries, after reasonable inquiry, excluding the Secretary and any Assistant Secretaries thereof.

         "Material Adverse Effect" on or with respect to the Company or Parent, as the case may be, means such state of facts, event, change or effect that has had, or would reasonably be expected to have, a material adverse effect on (i) the business, results of operations, prospects, assets or financial condition of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be or (ii) the ability of such entity (or group) to consummate the transactions contemplated by this Agreement, including any substantial delay of the consummation of such transactions.

         "Person" shall mean an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including, without limitation, a Governmental Entity.

         "Purchase Date" shall mean the date of the first purchase of Shares pursuant to the Offer.

         "Subsidiaries" of the Company or Parent shall mean any corporation or other form of legal entity of which more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by the Company or Parent or in which the Company or Parent has the right to elect a majority of the members of the board of directors or other similar governing body.

         Section 8.12  Interpretation.

         (a) When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

         (b) Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

         (c) The words "hereof", "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

         (d) The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

         (e) A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns.

         (f) A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

         (g) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

         Section 8.13  Finders or Brokers.

         Except for TM Capital Corp., a copy of whose engagement agreement has been provided to Parent, with respect to the Company, neither the Company nor Parent nor any of their respective Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who would be entitled to any fee or any commission in connection with or upon consummation of the Offer or the Merger.

         Section 8.14  Amendment or Supplement.

         At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after the Company Stockholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors (which in the case of the Company shall include any Independent Director Approval required by in Section 1.3(c)), with respect to any of the terms contained in this Agreement; provided, however that following the Company Stockholder Approval there shall be no amendment or change to the provisions hereof which would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger or other change requiring stockholder approval without further approval by the stockholders of the Company.

         Section 8.15  Extension of Time, Waiver, Etc.

         At any time prior to the Effective Time, any party may (a) extend the time for the performance of any of the obligations or acts of any other party hereto; (b) waive any inaccuracies in the representations and warranties of any other party hereto contained herein or in any document delivered pursuant hereto; or (c) subject to the provision of Section 8.14 waive compliance with any of the agreements or conditions of any other party hereto contained herein; provided, however, in the case of the Company following the acceptance of Shares for payment in the Offer, the Independent Director Approval contemplated in Section 1.3(c) is obtained. Notwithstanding the foregoing no failure or delay by the Company, Parent or the Purchaser in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.


                                           AEROFLEX INCORPORATED

                                           By: /s/ Michael Gorin
                                             -----------------------------
                                           Name:  Michael Gorin
                                           Title: President and Chief Financial
                                                  Officer


                                           TESTCO ACQUISITION CORP.

                                           By: /s/ Michael Gorin
                                              ----------------------------
                                           Name:  Michael Gorin
                                           Title: President


                                           IFR SYSTEMS, INC.


                                           By: /s/ Jeffrey A. Bloomer
                                               ----------------------------
                                           Name:  Jeffrey A. Bloomer
                                           Title: President and Chief Executive
                                                  Officer

                                  ANNEX A
                          Conditions to the Offer

         The capitalized terms used in this Annex A have the meanings set forth in the attached Agreement, except that the term "this Agreement" shall be deemed to refer to the attached Agreement.

         Notwithstanding any other provision of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may postpone the acceptance for payment of and payment for Shares tendered, and, except as set forth in the Agreement, terminate the Offer as to any Shares not then paid for if (i) the Minimum Condition shall not have been satisfied at the scheduled expiration date of the Offer, (ii) the notification of and approval by the European Commission or any other Governmental Entity shall not have been received, in each case to the extent applicable to the purchase of Shares in the Offer (the "Regulatory Condition"), prior to the expiration of the Offer, or (iii) immediately prior to the expiration of the Offer, any of the following conditions shall exist:

         (a) there shall have been entered, enforced or issued by any Governmental Entity, any judgment, order, injunction or decree (i) which makes illegal, restrains or prohibits or makes materially more costly the making of the Offer, the acceptance for payment of, or payment for, any Shares by Parent, the Purchaser or any other affiliate of Parent, or the consummation of the Merger; (ii) which prohibits or limits materially the ownership or operation by the Company, Parent or any of their Subsidiaries of all or any material portion of the business or assets of the Company, Parent or any of their Subsidiaries, or compels the Company, Parent or any of their Subsidiaries to dispose of or hold separate all or any portion of the business or assets of the Company, Parent or any of their Subsidiaries;
(iii) which imposes or confirms limitations on the ability of Parent, the Purchaser or any other affiliate of Parent to exercise full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by the Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of this Agreement and the transactions contemplated by this Agreement; (iv) which requires divestiture by Parent, the Purchaser or any other affiliate of Parent of any Shares; or (v) which otherwise would be reasonably expected to have a Material Adverse Effect on the Company to the extent that it relates to or arises out of the transaction contemplated by this Agreement or Parent;

         (b) there shall have been any statute, rule, regulation, legislation or interpretation enacted, enforced, promulgated, amended or, issued by any Governmental Entity or deemed by any Governmental Entity applicable to (i) Parent, the Company or any Subsidiary or affiliate of Parent or the Company or (ii) any transaction contemplated by this Agreement which is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph
(a) above;

         (c) there shall have occurred any changes, conditions, events or developments that would have, or be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

         (d) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) on the extension of credit by banks or other lending institutions in the United States, (iv) the commencement of a war, material armed hostilities or any other material international or national calamity involving the United States or (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

         (e) (i) it shall have been publicly disclosed or the Purchaser shall have otherwise learned that any Person, other than Parent or any of its affiliates, shall have acquired or entered into a definitive agreement or agreement in principle to acquire beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the then outstanding Shares, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of 20% or more of the then outstanding Shares, or (ii) the Board of Directors of the Company or any committee thereof shall have (A) withdrawn, modified or changed, in a manner adverse to Parent or the Purchaser, the recommendation by such Board of Directors or such committee of the Offer, the Merger or this Agreement, (B) approved or recommended, or proposed publicly to approve or recommend, an Acquisition Proposal, (C) caused the Company to enter into any agreement relating to any Acquisition Proposal, or (D) resolved to do any of the foregoing;

         (f) the representations or warranties of the Company set forth in the Agreement that are qualified by materiality or Material Adverse Effect shall not be true and correct, or the representations and warranties of the Company set forth in the Agreement that are not so qualified shall not be true and correct in all material respects, in each case, as if such representations or warranties were made as of the date of the Agreement (except to the extent such representations and warranties speak as of a specific date or as of the date hereof, in which case such representations and warranties shall not be so true and correct or true and correct in all material respects, as the case may be, as of such specific date or as of the date hereof, respectively) and as of the date of expiration of the Offer;

         (g) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under the Agreement;

         (h) the Loan Discharge Agreement or the Forebearance Agreement shall cease to be in full force and effect or the Lenders under the Credit Agreement shall have asserted any claims or exercised any rights or taken any action under the Credit Agreement which would have been precluded under the terms of the Forebearance Agreement;

         (i) the Agreement shall have been terminated in accordance with its terms;

         (j) the Purchaser and the Company shall have agreed that the Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder; or

         (k) the Purchaser shall not have received executed letters of resignation from four (4) members of the Board of Directors of the Company (including all Company employee directors);

which, in the reasonable good faith judgment of the Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Parent or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

         The foregoing conditions are for the benefit of the Purchaser and Parent and may be asserted by the Purchaser or Parent regardless of the circumstances giving rise to any such condition or may be waived by the Purchaser or Parent in whole or in part at any time and from time to time in their reasonable discretion. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.